Exhibit 10.1

Non-exclusive License Agreement

This License Agreement (this “Agreement”) is entered into as of this 10th day of September, 2021 (the “Effective Date”), by and between Interglobal Forest LLC , an existing under the laws of United States, having a place of business at (“Licensee”) and Benchwick Construction

Products Ltd/Northann Building Solutions LLC, an existing under the laws of Hongkong/United States, having a place of business at Hongkong, China (“Licensor”).

WHEREAS, the technology claimed in the Patent Rights (as defined below) was developed in research conducted by Licensor;

WHEREAS, Licensee wishes to obtain a license and Licensor agrees to authorize a license under the Patent Rights;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Definitions.

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1, whether used in the singular or the plural, shall have the meanings specified below.

1.1       “Affiliate” means, a person or entity controlling, controlled by or under common control with either Party.

1.2       “Agreement” means this Non-exclusive License Agreement, any appendix thereto, and any modification or amendment thereto that is made in the manner provided herein.

1.3       “Patent Rights” means, in each case to the extent owned and controlled by Licensor: (a) the patents and patents applications listed in Exhibit 1 (as amended from time to time by the Parties in joint agreement); (b) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent application identified in (a).

1.4       “Licensed Product” means any product, the making, using, selling, offering for sale, importing or exporting in question would (without the license granted hereunder) infringe directly, indirectly by inducement of infringement, or indirectly by contributory infringement.

1.5       “Licensor” means BW as owner or authorized licensor of Patent Rights.

1.6       “Licensee” means IGF as authorized licensee of Patent Rights under this Agreement.

1.7       “Party” means Northann or Benchwick , individually and collectively, as applicable.

1.8       “Service” means any technical support, explanation, and other responses fulfilled by Licensor in order to help Licensee to understand and master Licensor’s patents, and develop, use, produce Licensed Product under this Agreement.

2.	License Grant

2.1       License. Subject to the terms and conditions set forth in this Agreement, Licensor hereby grants to Licensee a non-exclusive, worldwide, non-transferable, royalty-bearing license under the Patent Rights solely to make, have made, use, market, offer for sale, sell and import Licensed Products.

2.2       Service. Licensor will provide Service which required reasonably by Licensee in order to help Licensee to understand and master Licensor’s patents, and develop, use, produce Licensed Product under this Agreement.

2.3       No Other Grant of Rights. Except as expressly provided in this Agreement, nothing in this Agreement shall be construed to confer any ownership interest, license or other rights upon Licensee by implication, estoppel or otherwise as to any technology, intellectual property rights, products or biological materials of Licensor, regardless of whether such technology, intellectual property rights, products or biological materials are dominant, subordinate or otherwise related to any Patent Rights.

2.3        Affiliates. The licenses granted to Licensee under Section 2.1 shall include the right to have some or all of Licensee’s rights or obligations under this Agreement exercised or performed by Licensee’s Affiliates. Any act or omission taken or made by an Affiliate of Licensee under this Agreement shall be deemed an act or omission by Licensee under this Agreement.

3.	Consideration for Grant of License.

3.1       Technology Fee. Licensee agrees to pay Licensor a non- refundable technology support fee of one million U.S. Dollars ($1,000,000), due and payable within 30 days after the Effective Date.

3.2       Expense Fee. Licensee agrees to pay Licensor an expense fee of U.S. Dollars ($60,000), due and payable within 30 days after the Effective Date.

3.3       Late Payment. Any payments by Licensee that are not paid on or before the date such payments are due under this Agreement will bear annual interest at five percent (5%). Interest will accrue beginning on the first day following the due date for payment.

3.4       Payment Method. Any payment due to Licensor under this Agreement shall be paid by wire transfer of funds to Licensor’s account in accordance with written instructions provided by Licensor.

3.5       Withholding and Similar Taxes. All amounts to be paid to Licensor pursuant to this Agreement shall be without deduction of exchange, collection, or other charges, except as deduction of withholding or similar taxes or other government imposed fees or taxes.

4.	Reports. Licensee shall deliver to Licensor an annual report containing the number of units of Licensed Products sold by Licensee and its Affiliates for the applicable calendar year.

5.	Intellectual Property.

5.1       Responsibility. Licensor shall have sole responsibility for and control over the preparation, filing, prosecution, protection and maintenance of all Patent Rights, and all decision-making authority with regard to Patent Rights shall vest in Licensor. Licensor shall keep Licensee informed with respect to the course and conduct of patent applications and prosecution matters.

5.2       Patent Expenses. Licensor shall burden all expenses incurred with respect to the preparation, filing, prosecution, protection and maintenance of the Patent Rights.

5.3       Enforcement. Licensor shall have the right, acting in its sole discretion, to prosecute in its own name and at its own expense any possible or actual infringement of patents related to the Patent Rights. Licensee agrees to notify Licensor of each suspected or confirmed infringement of such patents of which it is or become aware. Licensee agrees to cooperate fully in any action under this Section 5.3.

5.4       Marking. Licensee and its Affiliates shall mark all Licensed Products sold or otherwise disposed of by it in the United States with the word “Patent” and the number of all patents included within the Patent Rights shall cover such Licensed Products.

6.	Warranties; Limitation of Liability.

6.1       Compliance with Law. Licensee represents and warrants that it will comply, and will ensure that its Affiliates comply, with all local, state, federal and international laws and regulations relating to the development, manufacture, use, sale and importation of Licensed Products.

6.2	Limitation of Liability.

6.2.1       Except with respect to matters for which Licensee is obligated to indemnify Licensor under Article 7, neither party will be liable to the other with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (a) any indirect, incidental, consequential or punitive damages or lost profits or (b) cost of procurement of substitute goods, technology or services.

6.2.2       Licensor’s aggregate liability for all damages of any kind arising out of or relating to this Agreement or its subject matter under any contact, negligence, strict liability or other legal or equitable theory shall not exceed the amounts paid to Licensor under this Agreement.

7.	Indemnification and Insurance.

7.1       Indemnification. Licensee shall indemnify, defend and hold harmless Licensor and its current and former directors, officers, employees, agents, and their respective successors, heirs and assigns (the “Indemnitees”) from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation of any kind or nature (including reasonable attorneys’ fees and other costs and expenses of litigation) based upon, arising out of otherwise relating to this Agreement, including any cause of action relating to product liability concerning any product, process or service made, used, sold or performed pursuant to any right or license granted under this Agreement (collectively “Claims”).

7.2       Insurance. Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in reasonable amounts. Licensee shall provide Licensor with written evidence of such insurance upon request of Licensor.

8.	Term and Termination.

8.1       Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article 8, shall continue in full force and effect until the expiration.

8.2       Termination.

8.2.1       Termination Without Cause. This Agreement shall be valid for 10 years from the Effective Date and, shall be terminated on September, 2031.

8.2.2       Termination for Default. In the event that either Party commits a material breach of its obligations under this Agreement and fails to cure that breach within thirty (30) days after receiving written notice thereof, the other Party may terminate this Agreement immediately upon written notice to the Party in breach.

8.3	Effect of Termination or Expiration.

8.3.1       Termination of Rights. Upon expiration or termination of this Agreement by either party pursuant to any of the provisions of Section 8.2 the rights and licenses granted to Licensee under Article 2 shall terminate, all rights in and to and under the Patent Rights will revert to Licensor and neither Licensee nor its Affiliates may make any further use of exploitation of the Patent Rights.

8.3.2       Accruing Obligations. Termination or expiration of this Agreement shall not relieve the Parties of obligations accruing prior to such termination or expiration, including obligations to pay amounts accruing hereunder up to the date of termination or expiration. After the date of termination or expiration, Licensee and its Affiliates (a) may sell Licensed Products then in stock and (b) may complete the production of Licensed Products then in the process of production and sell the same; provided in the case of both (a) and (b) Licensee shall pay the applicable royalties and payments to Licensor in accordance with Article 3, provided reports and audit rights to Licensor pursuant to Article 4 and maintain insurance in accordance with the requirements of Section 7.1.

8.4	Survival. The Parties’ respective rights, obligations and duties under Article 7, 8 and 9 and Section 6.2, as well as any rights, obligations and duties which by their nature extend beyond the expiration of this Agreement.

9.	Miscellaneous.

9.1       No Security Interest. Licensee shall not enter into any agreement under which Licensee grants to or otherwise creates in any third party a security interest in this Agreement or any of the rights granted to Licensee herein. Any grant or creation of a security interest purported or attempted to be made in violation of the terms of this Section 9.1 shall be null and void and of legal effect.

9.2       Entire Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and, except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to the same.

9.3       Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by e-mile, expedited delivery or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section 9.3:

If to Licensee:

If to Licensor:

Any notice shall be deemed to have been received as follows: (a) by personal delivery or expedited delivery, upon receipt; (b) by e-mail, one business day after transmission; (c) by certified mail, as evidenced by the return receipt.

9.4       Governing Law and Jurisdiction. This Agreement will be governed by, and construed in accordance with, the substantive laws of Delaware, without giving effect to any choice or conflict of law provision, except the questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. Except as provide herein, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be determined by final and binding arbitration, administrated by Judicial Arbitration Mediation Service (“JAMS”) as set forth below. The seat or place of arbitration shall be the City of Seattle, State of Washington, USA. There will be one arbitrator selected by the parties within 10 days of the notice of the arbitration demand of, if not, by JAMS, from its list of approved arbitrators, who must be an attorney with at least 15 years commercial las experience in handling or deciding large complex cases. The award rendered by the arbitrator shall be final, non-reviewable, and non-appealable.

9.5       Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

9.6       Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

9.7       Counterparts. The parties may execute this Agreement in two or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. E- mail of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart. If by e-mail, the executed Agreement must be delivered in a .pdf format.

9.8       Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance. The delay or failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

9.9       No Agency or Partnership. Nothing contained in this Agreement shall give either party the right to bind the other, or be deemed to constitute either party as agent for or partner of the other or any third party.

9.10      Assignment and Successors. This Agreement may not be assigned by either party without the consent of the other, which consent shall not be unreasonably withheld.

9.11       Force Majeure. Except for monetary obligations hereunder, neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

9.12       Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that remainder of this Agreement shall not be affected.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Licensor:

By:	/s/ Lin Li

Lin Li

2021.09.10

By:	/s/ Deb Petrochko

Deb Petrochko

2021.09.11